PRESS RELEASE

Exhibit 99.1

FOR IMMEDIATE RELEASE

PARLUX REPORTS RESULTS FOR FIRST QUARTER ENDED JUNE 30, 2004

FORT LAUDERDALE – August 5, 2004 – Parlux Fragrances, Inc (NASDAQ:PARL) announced today its results for the first quarter ended June 30, 2004. Net sales increased 36% to $22,961,203 as compared to $16,941,789 in the prior year period. Operating income reached $3,495,755 or 15% of net sales compared to $1,222,629 or 7% in the prior year. Due to its improved cash position, the Company earned net interest income of $36,248 as compared to incurring net interest expense of $65,622 in the prior year period. The Company had no outstanding bank borrowings during the quarter.

Net income tripled to $2,189,842 as compared to $717,344 in the prior year. Earnings per share on a fully diluted basis increased to $0.21 per share as compared to $0.08 in the prior year.

Ilia Lekach, Chairman and Chief Executive Officer said “I am pleased with our first quarter results and optimistic regarding our continuing performance through the balance of our fiscal year. However, I do not anticipate our sales and profit increasing at the same pace we experienced this quarter. We continue to invest in the development of new and exciting products for the launches of our Guess and Paris Hilton licenses to broaden the base of our business for the future. We expect to initiate advertising and promotion for these two new brands in the second half of this fiscal year in anticipation of sales, some of which will not occur until Fiscal 2006.”

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and holds the licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, Ocean Pacific (OP), Fred Hayman Beverly Hills, GUESS?, Inc. and Paris Hilton.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(See table attached)

FOR:

Parlux Fragrances, Inc.

CONTACT:   Ilia Lekach 954-316-9008 Ext. 116     Frank A. Buttacavoli Ext. 117

PR NEWSWIRE:  COMPANY NEWS ON-CALL: (800) 758-5804 Parlux code 674987

COMPANY NEWS ON-INTERNET:   http://www.prnewswire.com

PARLUX FRAGRANCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,
	2004	2003

Net sales:
Unrelated customers	$9,105,652	$10,841,603
Related parties	13,855,551	6,100,186
	22,961,203	16,941,789
Cost of goods sold:
Unrelated customers	4,818,403	5,540,869
Related parties	6,872,063	3,355,160
	11,690,466	8,896,029
Gross margin	11,270,737	8,045,760
Operating expenses:
Advertising and promotional	3,405,295	2,730,019
Selling and distribution	1,692,625	1,538,424
General and administrative	1,566,221	1,518,774
Depreciation and amortization	249,049	344,711
Royalties	861,792	691,203
Total operating expenses	7,774,982	6,823,131
Operating income	3,495,755	1,222,629
Interest (income) expense, net	(36,248)	65,622
Income before income taxes	3,532,003	1,157,007
Income taxes provision	1,342,161	439,663
Net income	$2,189,842	$717,344
Income per common share:
Basic	$0.24	$0.08
Diluted	$0.21	$0.08
Weighted average shares outstanding basic	9,036,409	8,553,284
Weighted average shares outstanding diluted	10,564,804	9,403,125

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